EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158097 and 333-176245 on Form S-3 and Registration Statement No. 333-144315 on Form S-8 of our report dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Partners, LP and subsidiaries, and the effectiveness of Spectra Energy Partners, LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spectra Energy Partners, LP for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Houston, Texas

February 27, 2013